Exhibit 99.1

THE BEARD COMPANY Enterprise Plaza, Suite 320 5600 North May Avenue Oklahoma City, Oklahoma 73112 (405) 842-2333 OTCBB: BRCO	News Release Herb Mee, Jr., President

THE BEARD COMPANY

ANNOUNCES FIRST QUARTER 2008 RESULTS

FOR IMMEDIATE RELEASE:	Tuesday, May 20, 2008

Oklahoma City, Oklahoma --- The Beard Company (OTCBB:BRCO) today reported that it recorded net earnings of $2,768,000, or $0.40 per share on a fully diluted basis, for the 2008 first quarter compared with a net loss of $573,000, or $0.10 per share on a fully diluted basis, in the comparable 2007 first quarter.

Herb Mee, Jr., President, stated: “The big improvement was almost entirely attributable to the sale, effective February 1st, of 35% of our interest in the McElmo Dome CO2 field for $3,500,000. We generated a gain of $3,344,000 as a result of the sale. Despite the sale of 35% of our CO2 production, CO2 revenues increased $49,000 or 16% to $345,000 in the current quarter versus $296,000 a year ago. The increase was due almost entirely to an increase in prices, as we received an average of approximately $0.41 more per Mcf in the first quarter of 2008 than we did in the prior year quarter.”

“The asset sale also enabled us to pay down $2,487,000 of debt and accrued interest. As a consequence, our working capital position improved by $1,809,000. We were able to pay our bank line down to zero, leaving us with $1 million of available credit under the line at March 31,” Mee concluded.

Our common stock is traded on the OTC Bulletin Board under the symbol: BRCO. Our operations consist principally of coal reclamation activities, carbon dioxide (CO2) gas production, oil and gas production, and our e-commerce activities aimed at developing business opportunities to leverage starpay™’s intellectual property portfolio of Internet payment methods and security technologies.

Fax Number (405) 842-9901	Email: hmee@beardco.com

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THE BEARD COMPANY AND SUBSIDIARIES
Results of Operations
(Unaudited)

	For the Three Months
	Ended March 31,
	2008	2007

Revenues	$ 378,000	$ 318,000
Expenses	425,000	459,000

Operating loss	(47,000)	(141,000)
Other income (expense)	3,127,000	(182,000)

Earnings (loss) from continuing operations
before income taxes	3,080,000	(323,000)
Income taxes	(54,000)	-

Earnings (loss) from continuing operations	3,026,000	(323,000)

Loss from discontinued operations	(258,000)	(250,000)

Net earnings (loss)	$ 2,768,000	$ (573,000)

Net earnings (loss) per average common share outstanding:
BasicA:
Earnings (loss) from continuing operations	$ 0.49	$ (0.06)
Loss from discontinued operations	(0.04)	(0.04)
Net earnings (loss)	$ 0.45	$ (0.10)

DilutedA:
Earnings (loss) from continuing operations	$ 0.44	$ (0.06)
Loss from discontinued operations	(0.04)	(0.04)
Net earnings (loss)	$ 0.40	$ (0.10)

Weighted average common shares outstanding:
Basic	6,162,000	5,816,000

Diluted	6,928,000	5,816,000
_________

ABasic earnings (loss) per share are computed by dividing earnings (loss) attributable to common shareholders by the weighted average number of common shares outstanding for the period. Diluted earnings (loss) per common share reflect the potential dilution that could occur if our outstanding stock options and warrants were exercised (calculated using the treasury stock method) and if our preferred stock were converted to common stock. Diluted loss per share from continuing operations exclude potential common shares issuable upon conversion of convertible preferred stock and convertible notes, and on issuance upon exercise of stock options and warrants as the effect would be anti-dilutive.

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FOR FURTHER INFORMATION CONTACT:
Herb Mee, Jr., President

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